Exhibit 5

Heath, Davis & McCalla
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW
200 PERRY-BROOKS BUILDING
720 BRAZOS STREET
AUSTIN, TEXAS 78701

August 22, 2008

Board of Directors
National Western Life Insurance Company
850 East Anderson Lane
Austin, Texas 78752

Re:                  National Western Life Insurance Company 2008
            Stock Option and Incentive Plan

Gentlemen:

This opinion relates to the validity of the issuance of the 300,000 shares of National Western's Class A common, $1.00 par value, stock to be issued in connection with the National Western Life Insurance Company 2008 Stock Option and Incentive Plan ("Plan").

I have reviewed the Plan, the Articles of Incorporation and Bylaws of the Company and the resolutions of the Board of Directors and shareholders creating the Plan.  Additionally, I have reviewed the relevant laws of the State of Colorado, the legal domicile of the Company.

Based upon my review of this information, I am of the opinion that these shares will, if and when issued by the Company in accordance with the provisions of the Plan, be legally issued, fully paid and non-assessable.

Yours very truly,

/S/Will D. Davis
Will D. Davis

WDD/mmr